Exhibit 1

Transactions in Securities of the Issuer Since the Filing of Amendment No. 2 to the Schedule 13D

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)	Date of Purchase/Sale

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

Purchase of May 2, 2025 Custom Call Option ($14.00 Strike Price)*	620,000**	0.2500	03/21/2025
Sale of Cash-Settled Total Return Swap	(11,288)	12.5418	03/26/2025
Sale of Cash-Settled Total Return Swap	(62,991)	12.5901	03/27/2025
Sale of Cash-Settled Total Return Swap	(32,473)	12.0498	03/28/2025
Sale of Cash-Settled Total Return Swap	(4,500)	12.0293	03/31/2025
Sale of Cash-Settled Total Return Swap	(57,200)	12.1403	04/01/2025
Sale of Class A Common Stock	(17,641)	11.3772	04/03/2025
Sale of Class A Common Stock	(100,000)	11.5043	04/03/2025
Sale of Class A Common Stock	(23,679)	11.0561	04/07/2025
Sale of Class A Common Stock	(84,528)	11.0380	04/08/2025
Sale of Class A Common Stock	(324,152)	11.3588	04/09/2025
Short Sale of May 16, 2025 Call Option ($11.00 Strike Price)	(2,000)	1.3305	04/17/2025

* Represents a purchase to cover a short position.

** Also represents the number of Shares underlying the Custom Call Options.